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                         AUTOMATIC REINSURANCE AGREEMENT

                                     Between

                     SECURITY BENEFIT LIFE INSURANCE COMPANY

                                 Topeka, Kansas

                                       And

                       SWISS RE LIFE & HEALTH AMERICA INC.

                               New York, New York

          This Agreement will be referred to as AGREEMENT NO. SA722-98.
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                         AUTOMATIC REINSURANCE AGREEMENT

                                    CONTENTS

ARTICLE I                           Scope of Agreement

ARTICLE II                          Commencement & Termination of Liability

ARTICLE III                         Oversights - Clerical Errors

ARTICLE IV                          Mortality Net Amount At Risk

ARTICLE V                           Reinsurance Premiums

ARTICLE VI                          Reinsurance Administration

ARTICLE VII                         Settlement of Claims

ARTICLE VIII                        Tax Credits

ARTICLE IX                          Regulatory Compliance

ARTICLE X                           Inspection of Records

ARTICLE XI                          Insolvency

ARTICLE XII                         Arbitration

ARTICLE XIII                        Rights of Offsetting Balances Due

ARTICLE XIV                         Contract and Program Changes

ARTICLE XV                          Federal Taxes

ARTICLE XVI                         Parties to Agreement

ARTICLE XVII                        Confidentiality

ARTICLE XVIII                       Entire Agreement

ARTICLE XIX                         Duration of Agreement

ARTICLE XX                          Severability

 Signature Page

 EXHIBIT A        -      Variable Annuities Covered Under This Agreement

 EXHIBIT B        -      Risk Classification Guidelines for Investment Offerings

 EXHIBIT C        -      Loss Carryforward Definitions and Formulae

 EXHIBIT D        -      YRT Reinsurance Premium Rates

                         AUTOMATIC REINSURANCE AGREEMENT

THIS  AGREEMENT  between  the  SECURITY  BENEFIT  LIFE  INSURANCE   COMPANY,   a
corporation organized under the laws of the State of Kansas, hereinafter referred to as the "Company", and SWISS RE LIFE & HEALTH AMERICA INC., a corporation organized under the laws of the State of New York, hereinafter referred to as "Swiss Re Life & Health", WITNESSETH AS FOLLOWS:

DEFINITIONS

   1. Aggregate Account Value is the sum of the Contract Values of all annuity contracts reinsured hereunder that have not annuitized.

   2. Contract Value shall have the meaning set forth in the policy form(s) of the Company as specified in Exhibit A.

   3. Guaranteed Death Benefit shall have the meaning set forth in the policy form(s) of the Company as specified In Exhibit A.

   4. Mortality Net Amount at Risk shall have the meaning set forth in Article IV of this Agreement.

   5. Contract Calculation Value will be determined at the end of each calendar month. It will be either the Contract Value or Guaranteed Death Benefit of the Annuity Contract (as defined below). The Contract Calculation Value will be each Annuity Contract's Contract Value if the Aggregate Account Value for all Annuity Contracts reinsured hereunder is greater than or equal to the Aggregate Guaranteed Death Benefit for the same Annuity Contracts. The Contract Calculation Value will be the Annuity Contract's Guaranteed Death Benefit if the Aggregate Account Value for all Annuity Contracts reinsured hereunder is less than the Aggregate Guaranteed Death Benefit for the same Annuity Contracts.


                                   ARTICLE I

                               SCOPE OF AGREEMENT

   1. On and after the later of the 1st day of September, 1998, and the first date of issue of a variable annuity contract reinsured hereunder ("effective date"), the Company shall automatically reinsure with Swiss Re Life & Health, and Swiss Re Life & Health shall automatically accept, a 50% quota share of the Mortality Net Amount at Risk, as defined in Article IV, generated prior to annuitization or complete surrender by the contract owner, by the Guaranteed Death Benefit.

   2. Swiss Re Life & Health's maximum aggregate liability in any one calendar year shall not exceed 2% (200 basis points) of Swiss Re Life & Health's quota share percentage of the average Aggregate Account Value over each respective calendar year of coverage. This average shall be calculated by totaling the Aggregate Account Value as of the end of each calendar month and dividing the result by the number of months that reinsurance has been inforce in that respective calendar year.

   3. Swiss Re Life & Health's maximum liability on any one life reinsured hereunder shall be Ten Million Dollars ($10,000,000), multiplied by the quota share percentage reinsured by Swiss Re Life & Health specified in paragraph 1 of this Article, and calculated as specified in Article IV of this Agreement.

   4. This Agreement covers only the Company's liability for claims paid under variable annuity contracts written on the contract forms specified in Exhibit A and supported by funds that conform to the Risk Classification Guidelines set forth in Exhibit B. The automatic provisions of this Agreement shall not extend to variable annuity contracts covered under this Agreement that are supported by funds outside the established Risk Classification Guidelines. New funds may be established by a Registered Investment Advisor (RIA) and may be added as covered funds under this Agreement according to the procedures set forth in Paragraph 5, Paragraph 6 and Paragraph 7 of this Article.

   5. From time to time a RIA may establish a new mutual fund to support the variable annuity contracts theretofore reinsured under this Agreement. The Company agrees to assess the Risk Classification of the new fund according to the guidelines set forth in Exhibit B. Any and all funds so established shall be submitted to Swiss Re Life & Health prior to issue, with the Risk Classification category determined by the Company. Swiss Re Life & Health shall have the right, within 10 business days of receipt of the submission, to disagree with the risk Class assessed by the Company. Should the Company and Swiss Re Life & Health be unable to reach a consensus of opinion concerning the appropriate Risk Classification, then the facultative provisions of this Agreement, set forth in paragraph 6 of this Article, shall be invoked. Should the company receive no response from Swiss Re Life & Health to its fund submission, then the Company may assume that Swiss Re Life & Health is in agreement with the assigned Risk Classification.

   6. The Company may submit for facultative consideration a class of variable annuity contracts covered under this Agreement, that are supported by funds outside the established Risk Classification Guidelines. The Company shall promptly notify Swiss Re Life & Health of its desire to secure reinsurance coverage under one of the existing Risk Classifications or under a new Risk Classification Category. The Company shall supply Swiss Re Life & Health with documentation it may require to make its determination, such as, but not limited to, a fund or company prospectus. Swiss Re Life & Health shall promptly render a facultative decision, generally within ten (10) business days of receipt of any documentation that it may require to make its decision. Swiss Re Life & Health may either accept, on the same or revised terms, or decline the reinsurance. If Swiss Re Life & Health makes an offer of terms to reinsure the funds under an existing or a new Risk Classification Category, or with new reinsurance terms, the Company must formally accept the offer in writing in order to effect the reinsurance. Acceptance by the Company of a facultative offer made by Swiss Re Life & Health shall become a formal Amendment to this Agreement. Should Swiss Re Life & Health decline the risk then no reinsurance shall be in effect on the variable annuity contracts supported by the fund(s) declined for reinsurance. Further, when Swiss Re Life & Health declines the fund of a RIA for reinsurance, and when the Company nevertheless decides to issue the fund that has been declined, then the Company shall recapture, under the terms set forth in Article XIX, all reinsurance inforce supported by other funds from the same RIA.

   7. After approval and classification made by the company and Swiss Re Life & Health, the classification of a Fund will remain unchanged as long as the then current Fund prospectus remains unchanged and effective with the Securities and Exchange Commission (SEC). Classifications will be reviewed if there is a change in the investment objective or securities made available to the Fund as the same are approved by the Fund's board of directors and reflected in the fund's current prospectus.


                                   ARTICLE II

                     COMMENCEMENT & TERMINATION OF LIABILITY

   1. On reinsurance ceded under the terms of this Agreement, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company, and shall terminate upon the earliest of annuitization of a contract, complete surrender of a contract or termination of this Agreement in accordance with the applicable provisions of Article XIX of this Agreement.

   2. Swiss Re Life & Health shall be liable to reimburse claims on only those deaths where the date of death is on or after the effective date of this Agreement, in accordance with Article VII.


                                   ARTICLE III

                          OVERSIGHTS - CLERICAL ERRORS

   1. Should either the Company or Swiss Re Life & Health fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re Life & Health, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

   2. If the Company or Swiss Re Life & Health discovers that the Company did not cede reinsurance on a contract it should have reinsured under this Agreement, the Company will take reasonable and necessary steps to ensure that similar oversights do not recur. If Swiss Re Life & Health receives no evidence that the Company has taken action to remedy such a situation, Swiss Re Life & Health reserves the right to limit its liability to reported contracts only.

   3. Swiss Re Life & Health is not liable for Extra Contractual Obligations that may arise from willful and/or negligent acts or omissions by the Company. Extra Contractual Obligations are obligations outside of the contractual obligations and include but are not limited to punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties.


                                   ARTICLE IV

                          MORTALITY NET AMOUNT AT RISK

   1. The Mortality Net Amount at Risk for each variable annuity contract reinsured hereunder shall be equal to the difference between the Guaranteed Death Benefit and the Contract Value of the annuity. The reinsured Mortality Net Amount at Risk shall not be less than zero and shall not be greater than the product of Ten Million Dollars ($10,000,000) per life and the quota share percentage set forth in Article I.

   2. For periodic reporting purposes described in Article VI, the Mortality Net Amount at Risk shall be calculated as of the last day of each calendar month.


                                    ARTICLE V

                              REINSURANCE PREMIUMS

   1. (a) Reinsurance premiums shall be calculated monthly and shall be equal to the sum of the YRT monthly premiums for each Annuity Contract . The YRT monthly premium for a specific Annuity Contract shall be equal to one twelfth (1/12) of 80% of the 1988 U.S. Life Mortality Table, as filed under Exhibit D of this Agreement, multiplied by the product of the contract's Mortality Net Amount at Risk for the period and Swiss Re Life & Health's quota share percentage, subject to the minimum and maximum monthly premiums stated in 1(b) and 1(c), below.

      (b) The minimum monthly premium shall be equal to the sum of the minimum monthly premiums for each Annuity Contract. The minimum monthly premium for a specific Annuity Contract shall be equal to the product of the minimum monthly premium rate and Swiss Re Life & Health's quota share percentage of the Contract Calculation Value. The minimum monthly premium rate, by Risk Classification and Issue Age (for joint owners, use oldest age), expressed in basis points, shall be equal to:

      RISK  CLASSIFICATION    ISSUE AGE      *MINIMUM MONTHLY PREMIUM RATE
      Conservative              0-49                   0.1042
                                50-59                  0.1667
                                60-69                  0.3333
                                70-75                  0.5000

      Moderate                  0-49                   0.1250
                                50-59                  0.2500
                                60-69                  0.5000
                                70-75                  0.7500

      Aggressive                0-49                   0.1667
                                50-59                  0.3333
                                60-69                  0.5833
                                70-75                  1.0000
      *Weighted average may apply.  See Paragraph 1(d) of this Article.

      The total reinsurance premium in any month shall at least equal Five Hundred Dollars ($500) in year one and year two of this Agreement and One Thousand Dollars ($1,000) in year three of this Agreement.

      (c) The maximum monthly premium shall be equal to the sum of the maximum monthly premiums for each Annuity Contract. The maximum monthly premium for a specific Annuity Contract shall be equal to the product of the maximum monthly premium rate and Swiss Re Life & Health's quota share percentage of the Contract Calculation Value.
      The maximum monthly premium rate, by Risk Classification and Issue Age (for joint owners, use oldest age), expressed in basis points, shall be equal to:

      RISK  CLASSIFICATION    ISSUE AGE      *MAXIMUM MONTHLY PREMIUM RATE
      Conservative              0-49                   0.1875
                                50-59                  0.3333
                                60-69                  0.5833
                                70-75                  0.9167

      Moderate                  0-49                   0.2083
                                50-59                  0.4167
                                60-69                  0.9167
                                70-75                  1.3333

      Aggressive                0-49                   0.2500
                                50-59                  0.5000
                                60-69                  1.0833
                                70-75                  1.7500
      *Weighted average may apply.  See Paragraph 1(d) of this Article.

      (d) Should a policy's fund allocation be distributed under more than one Risk Classification, then the reinsurance premium rate shall be determined by a weighted average. A ratio for each policy shall be calculated of the Current Contract Value by risk class to the total Current Contract Value for the policy. Each resulting ratio shall be applied to each appropriate monthly premium rate by issue age and then totaled to achieve the weighted monthly premium rate for a policy.

   2. The monthly  reinsurance  premium shall be due and payable as described in
Article VI. Swiss Re Life & Health reserves the right to charge interest on premiums not remitted in accordance with the schedule set forth in Article VI. The interest rate payable by the Company to Swiss Re Life & Health for overdue premiums shall be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation shall be simple interest "Bankers' Rule" (or 360 day year).

   3. The reinsurance premium structure described above shall remain in effect as long as the Guaranteed Death Benefit design, the contract fees, the mortality and expense charges, the administration fees, and the surrender charges, for contracts specified in Exhibit A, in effect at the inception of this Agreement remain unchanged.


                                   ARTICLE VI

                           REINSURANCE ADMINISTRATION

   1. Within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a separate electronic report for each annuity contract design specified in Exhibit A, valued as of the last day of that month. Each report will indicate for all inforce annuities reinsured hereunder:

   a) Annuitant's name, sex, date of birth, issue age and social security number
   b) Owner's name, sex, date of birth, issue age and social security number
   c) Contract number
   d) Contract issue date
   e) Contract form number
   f) Tax status
   g) Current contract value in total and by funding vehicle, if any
   h) Current cash surrender value
   i) Cumulative net considerations
   j) Current Guaranteed Death Benefit
   k) Current contract death benefit
   l) Current contract Mortality Net Amount at Risk

   2. Additionally, within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health with a separate seriatim termination report, indicating the following:

   a) Termination by death
   b) Termination by lapse
   c) Termination by annuitization

   3. Additionally, within thirty (30) days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a report summarizing the following data:

   a) Reinsurance premiums due Swiss Re Life & Health
   b) Death claim reimbursements due the Company
   c) Total number of contracts reinsured
   d) Total current contract value
   e) Total cumulative net considerations
   f) Total current Guaranteed Death Benefit
   g) Total current death benefit
   h) Total current mortality risk amount

   4. If the net balance is due Swiss Re Life & Health, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re Life & Health shall remit the amount to the Company within ten (10) days of the receipt of the report. If the net balance due the Company is not remitted within ten (10) days of the receipt of the report, the Company reserves the right to charge interest on such net balance, and Swiss Re Life & Health agrees to pay the interest so accrued. Interest on the net balance due the Company shall be calculated in the same manner set forth in Article V, Paragraph 2.


                                   ARTICLE VII

                              SETTLEMENT OF CLAIMS

   1. The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the effective date of this Agreement.

   2. In the event the Company provides satisfactory proof of claim to Swiss Re Life & Health, claim settlements made by the Company shall be unconditionally binding on Swiss Re Life & Health. Satisfactory proof of death shall be defined as either a certified copy of the death certificate, a certified decree of a court of competent jurisdiction as to the finding of death, or a written statement by a medical doctor who attended the deceased Owner.

   3. The death claim reimbursed by Swiss Re Life & Health shall be determined as of the date due proof of death is received at the Company's Annuity Service office.

   4. Within thirty (30) days of the end of each month, the Company shall notify Swiss Re Life & Health of the reinsured death benefits paid in that month and Swiss Re Life & Health shall reimburse the Company, as provided in Article VI, for the reinsured benefits.

   5. Settlements by Swiss Re Life & Health shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.


                                  ARTICLE VIII

                                   TAX CREDITS

   1. Swiss Re Life & Health shall not reimburse the Company for state premium taxes.


                                   ARTICLE IX

                              REGULATORY COMPLIANCE

   1. Swiss Re Life & Health agrees to comply with all regulatory directives required to permit the Company to receive statutory reserve credit for the reinsurance ceded under this Agreement.

   2. The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in all material respects in compliance with federal investment laws and state investment and insurance laws and regulations.


                                    ARTICLE X

                              INSPECTION OF RECORDS

   1. Swiss Re Life & Health, or its duly appointed representatives, shall have the right at its own expense and for any reasonable purpose to inspect at the office of the Company all records referring to reinsurance ceded to Swiss Re Life & Health. Such inspections shall take place only during the Company's normal business hours.


                                   ARTICLE XI

                                   INSOLVENCY

   1. A party to this Agreement will be deemed "insolvent" when it:

      (a) Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

      (b) Is adjudicated as bankrupt or insolvent; or

      (c) Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

      (d) Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

   2. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re Life & Health directly to the Company or to its Authorized Representative on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the Authorized Representative of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re Life & Health may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its Authorized Representative.

   3. It is further understood that the expense thus incurred by Swiss Re Life & Health shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re Life & Health. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

   4. In the event of the insolvency of Swiss Re Life & Health and the appointment of receivers therefor, the liability of Swiss Re Life & Health shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re Life & Health by the Company prior to the date of such insolvency or appointment.


                                   ARTICLE XII

                                   ARBITRATION

   1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

   2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

   3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

   4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.


                                  ARTICLE XIII

                        RIGHT OF OFFSETTING BALANCES DUE

   1. The Company and Swiss Re Life & Health shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re Life & Health. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.


                                   ARTICLE XIV

                          CONTRACT AND PROGRAM CHANGES

   1. The Company may amend, substitute, add or delete variable investment funds to the investment funds supporting the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to Swiss Re Life & Health and without the prior approval of the Securities and Exchange Commission, if necessary.

   2. The Company shall also give Swiss Re Life & Health advance notice of any material change to the contract form.

   3. Should any such change result in a material increase in the reinsured Net Amount at Risk and/or material decrease in the reinsurance premiums due, Swiss Re Life & Health shall have the right to modify the premium required hereunder.


                                   ARTICLE XV

                                  FEDERAL TAXES

   1. The Company and Swiss Re Life & Health hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

      (a) The term "party" will refer to either the Company or Swiss Re Life & Health, as appropriate.

      (b) The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

      (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

      (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

      (e) The Company will submit a schedule to Swiss Re Life & Health by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

      (f) Swiss Re Life & Health may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re Life & Health does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company's tax return for the previous calendar year.

      (g) If Swiss Re Life & Health contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re Life & Health reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

   2. Swiss Re Life & Health and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.


                                   ARTICLE XVI

                              PARTIES TO AGREEMENT

   1. This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re Life & Health. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re Life & Health and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to such parties under such contracts reinsured hereunder.

   2. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.


                                  ARTICLE XVII

                                 CONFIDENTIALITY

   1. All matters with respect to this Agreement require the utmost good faith of both parties. Both the Company and Swiss Re Life & Health shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been mandated by law or is duly required by external auditors.


                                  ARTICLE XVIII

                                ENTIRE AGREEMENT

   1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.


                                   ARTICLE XIX

                              DURATION OF AGREEMENT

   1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

   2. This Agreement shall be open for new business for a minimum of three (3) years as measured from the effective date of this agreement. Any time on or after the third anniversary of this Agreement and upon 180 days written notice, either the Company or Swiss Re Life & Health may either cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement.

   3. Any time on or after the fifteenth anniversary of this Agreement, the Company may, upon 90 days written notice, irrevocably elect to cancel the reinsurance in force under this Agreement, provided the loss carryforward, calculated as described in Exhibit C of this Agreement, is non-negative. Upon election, the reinsurance shall be recaptured at a constant rate by reducing the quota share percentage set forth in Article I, paragraph 1, by 1.39% per month. The reduction shall begin in the month of election and continue for 36 consecutive months. The quota share percentage will then be equal to 0% and the reinsurance ceded hereunder will be fully recaptured and this Agreement will then be terminated.

   4. Under the provisions set forth in Article I, Paragraph 6, any recapture that is occasioned by Swiss Re Life & Health's declination of reinsurance of a specific RIA's fund(s), shall occur within 90 days of Swiss Re Life & Health's notice of decline made to the Company. Upon receipt of said notification, the Company shall promptly notify Swiss Re Life & Health of the effective date, occurring within the 90 day time period, that recapture will effected. Such recapture shall be in full and permanent as of the effective date.

   5. Should the Company fail to pay reinsurance premiums when due, Swiss Re Life & Health may act to suspend the reinsurance coverage hereunder. Such suspension shall not occur before reinsurance premiums are 90 days or more in arrears, and shall only take effect upon the expiration of a 30-day notice period that Swiss Re Life & Health must give the Company. The reinsurance coverage will be reinstated at the option of Swiss Re Life & Health upon receipt of all the overdue premiums. However, Swiss Re Life & Health shall have no liability for claims that occur during a period of suspension. Also, suspension of reinsurance coverage shall not relieve the Company of liability for premiums due Swiss Re Life & Health during the period of non-payment prior to suspension and shall not relieve Swiss Re Life & Health of liability for claims during the same period.

   6. The Company may cancel this Agreement for new business and cancel the inforce reinsurance previously ceded under this Agreement upon the occurrence of either of the following events:

      (a) The statutory capital and surplus of Swiss Re Life & Health falls below the NAIC Authorized Control Level Risk Based Capital; or

      (b) The Company loses reserve credit in a jurisdiction in which it was licensed on the effective date of this Agreement and the Company and Swiss Re Life & Health have not been able to correct the loss of reserve credit within 90 days after receiving notice of the loss.


                                   ARTICLE XX

                                  SEVERABILITY

   1. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:    BRANDT BROCK                         Attest: ROGER OFFERMAN
       --------------------------------             ----------------------------
Title: VP Product & Market Development      Title:  Asst. VP and Assoc. Actuary
       --------------------------------             ----------------------------
Date:  11-30-98                             Date:   11-30-98
       --------------------------------             ----------------------------


SWISS RE LIFE & HEALTH AMERICA INC.

By:    PHILIP N. VELAZQUEZ                  Attest: JULIA CORNELY
       --------------------------------             ----------------------------
Title: Actuary                              Title:  Reinsurance Services Officer
       --------------------------------             ----------------------------
Date:  12/2/98                              Date:   12/2/98
       --------------------------------             ----------------------------

                                    EXHIBIT A

                 Variable Annuities Covered Under This Agreement

  I.  Contract Data

        Product Name          Registered Investment Advisors Product
        Policy Form Number      V6026
        Endorsement Number      6842A (Individual Retirement Annuity Endorsement

 II.  Issue Dates Covered

        Issue Dates on or after the later of the 1st day of September, 1998, and the first date of issue of a variable annuity contract reinsured hereunder.

III.  Guaranteed Death Benefit Design

        Return of Premium reduced proportionately for partial withdrawals. Applies to issue ages 75 or less (Joint policies, issue age determined by age of oldest contract owner or annuitant).

                                    EXHIBIT B

             Risk Classification Guidelines for Investment Offerings

Each underlying mutual fund of a Sub-account (each "Fund") will be categorized according to one of the following risk classifications:

         Conservative
         Moderate
         Aggressive

Conservative risk Funds are those that exhibit minimal volatility under normal market conditions. The Fund is often seeking current income consistent with capital preservation. Capital appreciation is of a secondary concern. The Fund may seek current income by investing in income producing equities, debt instruments, or mutual funds. Moderate risk Funds are those that exhibit moderate volatility under normal market conditions. The primary focus of the Fund is often to provide capital appreciation rather than current income. The capital appreciation focus is often accomplished through the investment in equity securities or equity mutual funds. However, other securities or mutual funds may be used to provide stability and diversification. Aggressive risk Funds are those that have the potential for high volatility even under normal market conditions. The objective of the Fund will often be to seek rapid growth in capital. This may be achieved by investing in securities (equities and debt securities) of, or mutual funds invested in, emerging markets. This may include investment techniques such as heavy sector concentrations, leveraging and short-selling.

Guidelines for maximum percentages of investments in equity securities traded on an exchange, equity mutual funds, bonds and bond mutual funds, and cash instruments or money market mutual funds for each risk category are outlined below:

                   Conservative              Moderate          Aggressive
                       MAX                     MAX                 MAX
         Equity        60%                     80%                 100%
         Bond          60%                     40%                  20%
         Cash          40%                     30%                  20%

Guidelines for maximum percentages of investments in large-cap securities or large-cap mutual funds, small and mid-cap securities or small and mid-cap mutual funds, and international securities, bonds or equities or international funds, are outlined below as a percent of total investments in equity funds (Mutual Funds will be categorized using the Morningstar Style Box Classification):

                   Conservative              Moderate          Aggressive
                       MAX                     MAX                 MAX

Large-Cap              60%                     70%                 100%
Small and Mid-Cap      60%                     70%                  75%
International          30%                     40%                  50%

The above percentages are only guidelines to be used in the classification of Funds. Other securities than those listed in the above guidelines may be held by the Fund. These other holdings will be evaluated based on their description as provided in the fund prospectus as made effective by the SEC. Final classifications of the Funds will be made based on the risk characteristics of the investment objective and potential holdings of the Fund as described in its current prospectus. Classifications will be reviewed if there is a change in the investment objective or securities made available to the Fund as the same are approved by the Fund's board of directors and reflected in the Fund's current prospectus. After approval and classification made by the Company and Swiss Re Life & Health, the classification of a given Fund will remain unchanged as long as the then current Fund prospectus remains unchanged and effective with the SEC.

                                    EXHIBIT C

                                Loss Carryforward
                            Definitions and Formulae

t                 =  current month

q                 =  current quarter

(SIGMA)AVt        =  Sum total of Swiss Re Life & Health's quota share
                     percentage of account values at end of month t

Avg. AVt          =  50% of ((SIGMA)AV t-1 + (SIGMA)AVt)

(SIGMA)GMDBt      =  Sum total of Swiss Re Life & Health's  quota share
                     percentage of guaranteed minimum death benefits at end of month t

Avg. GMDBt        =  50% of ((SIGMA)GMDBt-1 + (SIGMA)GMDBt)

APR               =  annualized premium rate for each product combination

MPR               =  Monthly premium rate for each product combination
                  =  (APR  / 12)

RPt               =  Reinsurance premiums due at end of month t

DBRt              =  Death benefit recoveries in month t
                  = Sum of individual reinsured variable net risk amounts reimbursed upon death

DBRo              =  0

MECt              =  Monthly expense charge for month t, applied to average
                     aggregate account value over the month
                  =  (2.0 basis points / 12) x Avg. AVt

MECo              =  0

CFWDt = Carryforward from month (t-1), adjusted for interest = [AdjPt-1 x (1+CIRt)]

CFWD1             =  0

CIRt              =  Carryforward interest rate for month t
                  = (Avg. 90-Day U.S. Treasury bill rate for month t + 2.0%) / 12

AdjPt             =  Adjusted profit for all products reinsured hereunder for month t
                  =  RPt-DBRt-MECt+CFWDt

AdjPo             =  0

AdjPy             =  Adjusted profit for calendar year y

Note: This Loss Carryforward methodology will be applied to all classes of risks reinsured under this agreement as though they were one class.

                                    EXHIBIT D

                           YRT RATES PER $1.OO OF RISK

                               1988 US LIFE TABLE

       ----------------------------       ------------------------------
       Age      Male        Female        Age       Male         Female
       ----------------------------       ------------------------------
                 Qx           qx                     qx            qx
       ----------------------------       ------------------------------
        0     0.00955      0.00747        49      0.00532       0.00294
       ----------------------------       ------------------------------
        1     0.00074      0.00055        50      0.00574       0.00326
       ----------------------------       ------------------------------
        2     0.00054      0.00042        51      0.00633       0.00360
       ----------------------------       ------------------------------
        3     0.00040      0.00034        52      0.00700       0.00399
       ----------------------------       ------------------------------
        4     0.00033      0.00027        53      0.00777       0.00440
       ----------------------------       ------------------------------
        5     0.00029      0.00023        54      0.00864       0.00487
       ----------------------------       ------------------------------
        6     0.00028      0.00021        55      0.00957       0.00536
       ----------------------------       ------------------------------
        7     0.00026      0.00018        56      0.01057       0.00591
       ----------------------------       ------------------------------
        8     0.00023      0.00016        57      0.01168       0.00650
       ----------------------------       ------------------------------
        9     0.00020      0.00014        58      0.01289       0.00715
       ----------------------------       ------------------------------
       10     0.00017      0.00013        59      0.01421       0.00786
       ----------------------------       ------------------------------
       11     0.00018      0.00013        60      0.01565       0.00864
       ----------------------------       ------------------------------
       12     0.00024      0.00015        61      0.01717       0.00946
       ----------------------------       ------------------------------
       13     0.00041      0.00021        62      0.01872       0.01032
       ----------------------------       ------------------------------
       14     0.00061      0.00029        63      0.02030       0.01122
       ----------------------------       ------------------------------
       15     0.00085      0.00037        64      0.02191       0.01216
       ----------------------------       ------------------------------
       16     0.00107      0.00047        65      0.02359       0.01317
       ----------------------------       ------------------------------
       17     0.00125      0.00052        66      0.02546       0.01428
       ----------------------------       ------------------------------
       18     0.00136      0.00054        67      0.02761       0.01556
       ----------------------------       ------------------------------
       19     0.00144      0.00053        68      0.03018       0.01703
       ----------------------------       ------------------------------
       20     0.00150      0.00051        69      0.03311       0.01870
       ----------------------------       ------------------------------
       21     0.00157      0.00050        70      0.03633       0.02054
       ----------------------------       ------------------------------
       22     0.00162      0.00049        71      0.03973       0.02253
       ----------------------------       ------------------------------
       23     0.00162      0.00050        72      0.04335       0.02468
       ----------------------------       ------------------------------
       24     0.00160      0.00051        73      0.04722       0.02698
       ----------------------------       ------------------------------
       25     0.00156      0.00052        74      0.05134       0.02947
       ----------------------------       ------------------------------
       26     0.00154      0.00054        75      0.05601       0.03223
       ----------------------------       ------------------------------
       27     0.00154      0.00055        76      0.06048       0.03534
       ----------------------------       ------------------------------
       28     0.00156      0.00057        77      0.06604       0.03886
       ----------------------------       ------------------------------
       29     0.00163      0.00059        78      0.07197       0.04289
       ----------------------------       ------------------------------
       30     0.00169      0.00061        79      0.07855       0.04754
       ----------------------------       ------------------------------
       31     0.00176      0.00064        80      0.08587       0.05288
       ----------------------------       ------------------------------
       32     0.00182      0.00067        81      0.09399       0.05908
       ----------------------------       ------------------------------
       33     0.00190      0.00071        82      0.10306       0.06635
       ----------------------------       ------------------------------
       34     0.00196      0.00077        83      0.11316       0.07495
       ----------------------------       ------------------------------
       35     0.00205      0.00082        84      0.12444       0.08531
       ----------------------------       ------------------------------
       36     0.00215      0.00089        85      0.13685       0.09710
       ----------------------------       ------------------------------
       37     0.00226      0.00095        86      0.15050       0.11053
       ----------------------------       ------------------------------
       38     0.00236      0.00104        87      0.16551       0.12581
       ----------------------------       ------------------------------
       39     0.00247      0.00112        88      0.18201       0.14320
       ----------------------------       ------------------------------
       40     0.00260      0.00121        89      0.20016       0.16299
       ----------------------------       ------------------------------
       41     0.00276      0.00132        90      0.22012       0.18553
       ----------------------------       ------------------------------
       42     0.00294      0.00145        91      0.24207       0.21117
       ----------------------------       ------------------------------
       43     0.00315      0.00160        92      0.26621       0.24036
       ----------------------------       ------------------------------
       44     0.00338      0.00176        93      0.29276       0.27359
       ----------------------------       ------------------------------
       45     0.00365      0.00195        94      0.32196       0.31141
       ----------------------------       ------------------------------
       46     0.00397      0.00216        95      0.35406       0.35446
       ----------------------------       ------------------------------
       47     0.00432      0.00239        96      0.38938       0.40346
       ----------------------------       ------------------------------
       48     0.00463      0.00266        97      0.42820       0.45923
       ----------------------------       ------------------------------

                                 AMENDMENT NO. 1

                     To the Automatic Reinsurance Agreement

                                   Between the

                     SECURITY BENEFIT LIFE INSURANCE COMPANY

                                       And

                       SWISS RE LIFE & HEALTH AMERICA INC.

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective on and after the later of the 1st day of September, 1998, and the first date of issue of a variable annuity contract reinsured thereunder, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that effective the 1st day of September, 1998, Exhibit B-1 is hereby added to this Agreement to document the risk classifications of the Advisor's Fund Series, as attached.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:                                      Attest:
   ----------------------------                 --------------------------------

Title:                                   Title:
      -------------------------                ---------------------------------

Date:                                    Date:
     --------------------------               ----------------------------------


SWISS RE LIFE & HEALTH AMERICA INC.

By:                                      Attest:
   ----------------------------                 --------------------------------

Title:                                   Title:
      -------------------------                ---------------------------------

Date:                                    Date:
     --------------------------                ---------------------------------

                                   EXHIBIT B-1

                Risk Classification of the Advisor's Fund Series

           FUND                                        CLASSIFICATION

           PCG Growth Series                           Aggressive
           PCG Aggressive Growth Series                Aggressive
           SIM Growth Series                           Aggressive
           SIM Conservative Growth Series              Conservative